Filed Pursuant to Rule 424(b)(5)

Registration. No. 333-268960

PROSPECTUS SUPPLEMENT

(to Prospectus dated January 3, 2023)

EzFill Holdings, Inc.

This prospectus supplement amends, supplements and supersedes our prospectus supplement dated February 17, 2023 and its accompanying prospectus dated January 3, 2023 related to our sales agreement with ThinkEquity LLC, dated February 17, 2023 (the “Sales Agreement”).

Effective March 24, 2023, we terminated the Sales Agreement and discontinued all offers and sales of our common stock, $0.001 par value per share, thereunder. Between February 17, 2023, the date of the Sales Agreement, and March 9, 2023, we sold 67,141 shares of common stock pursuant to the Sales Agreement for aggregate gross proceeds of $26,601.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was approximately $6,363,336 based on 12,986,400 outstanding shares of common stock held by non-affiliates and a per share price of $0.49, the closing price of our common stock on January 31, 2023, which is the highest closing sale price of our common stock within the prior 60 days. We have sold $26,601 of securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement. We are thus currently eligible to offer and sell up to an aggregate of approximately $2,094,500 of our common stock pursuant to General Instruction I.B.6 of Form S-3.

We are an emerging growth company and a smaller reporting company under Rule 405 of the Securities Act and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein and future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we may be offering or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 24, 2023